EXHIBIT 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 21st day of October, 2016, by and between (i) Access National Bank (the “Bank”) and (ii) Jeffrey H. Culver (the “Executive”).

WHEREAS, Access National Corporation (“ANC”) and Middleburg Financial Corporation (“MFC”) have entered into an Agreement and Plan of Reorganization dated October 21, 2016 (the “Merger Agreement”) whereby MFC will merge with and into ANC (the “Merger”).

WHEREAS, the Executive is currently employed as an officer of MFC.

WHEREAS, effective upon the closing of the Merger (the “Effective Date”), the Bank wishes to employ Executive as the Executive Vice President and Chief Operating Officer (“COO”) of the Bank, on the terms and conditions herein contained.

WHEREAS, the Executive wishes to accept such employment on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, conditioned upon the closing of the Merger, the parties agree as follows:

1. Employment and Duties.

(a) The Executive shall be employed as the Executive Vice President and COO of the Bank (the “Position”) on the terms and subject to the conditions of this Agreement. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of the Position. The Executive agrees to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities relating to the Position as may be assigned to the Executive by the CEO of the Bank.

(b) For so long as this Agreement remains in effect, the Executive agrees to maintain an ownership position in the common stock of ANC in an amount no less than the lesser of $750,000 or 50,000 shares. Share amounts are to be maintained on an adjusted basis for any subsequent stock dividends or splits. The Bank shall not provide any financing to the Executive for the purpose of purchasing or carrying this investment.

2. Term. The Term (defined below) of this Agreement is effective as of the Effective Date and will continue through the earlier of (i) the third anniversary of the Effective Date (“Initial Term”) or (ii) the date this Agreement otherwise terminates pursuant to Section 6 below; provided, however, that, at the end of the Initial Term, if this Agreement has not been previously terminated pursuant to Section 6 below, the Agreement may be extended, upon mutual agreement of all parties, for single one-year terms, commencing only on the third and fourth anniversaries of the Effective Date (“Renewal Term”), which Renewal Terms may also be terminated at any time pursuant to Section 6 of this Agreement. This Agreement shall not be renewed beyond the fifth anniversary of the Effective Date. Upon the expiration or non-renewal of this Agreement at the end of the Initial Term or any Renewal Term, the Bank shall have no further liability or obligations to the Executive, except as set forth herein. The term of this Agreement, as extended, if at all, pursuant to this Section 2, is referred to herein as the “Term.” This Agreement has no effect until the Effective Date.

3. Compensation.

(a) Base Salary. The Bank shall cause the Executive to be paid an annual base salary as determined by the ANC Board of Directors or its Compensation Committee (“Compensation Committee”) which total base salary, however, shall not be less than Three Hundred Twenty Thousand Dollars ($320,000.00) per year, subject to all applicable withholdings. The base salary shall be paid in approximately equal installments to the Executive in accordance with established payroll practices of the Bank (but no less frequently than monthly).

(b) Annual Incentive. As additional compensation, the Executive shall be eligible to receive an annual bonus of up to twenty-five percent (25%) of his salary, less applicable withholdings, in cash or other form of compensation as mutually agreed. The bonus shall be paid annually by March 15 of the year following the fiscal year for which performance is being evaluated and upon the final close out of the Fiscal Year End Audit for the applicable fiscal year of the Bank (“Fiscal Year”) for which performance is being evaluated. In no event later than March 15 of the year following the Fiscal Year, the bonus shall be set, in its discretion, by the Compensation Committee, which takes into account a performance evaluation and an assessment of the discharge of his duties and responsibilities, as outlined in the Executive’s Job Description, as set by the CEO of the Bank.

(c) Stock Options. As additional compensation, the Executive shall be eligible to receive stock options of ANC annually in an amount up to 3,500 shares issued at market that shall have an exercise price at least equal to the fair market value of a share of ANC stock on the date of grant and shall vest and be exercisable in accordance with the terms of the Stock Option Plan adopted by the ANC Board of Directors and shareholders, as amended from time to time. The Executive shall have the right to receive stock options in any year in which he earns an annual bonus as described above. The number of shares granted to the Executive shall be determined by the Board of Directors in its discretion. In the event ANC discontinues or makes other material changes in the reduction or increase in the general use of stock options as a means of compensation for directors, executives and officers of the Bank, then this benefit shall be adjusted accordingly. At the time of any stock split or dividend, any previously issued awards shall be adjusted accordingly.

(d) Clawback. The Executive agrees that any incentive compensation (including both equity and cash incentive compensation) that Executive receives from ANC or the Bank is subject to repayment (i.e., clawback) to the Bank or a related entity as determined by the Compensation Committee in the event (i) a restatement of the Bank’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) the result of which is that the financial statements were materially inaccurate and any incentive compensation paid would have been a materially lower amount had it been calculated based on such restated results or (ii) the repayment is otherwise required by applicable federal or state law or regulation stock exchange requirement, or as set forth in a separate “clawback” policy, as may be adopted from time to time by the ANC Board of Directors. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined in Section 20) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Compensation Committee, the Executive agrees that such repayment may, in the discretion of the Compensation Committee, be accomplished by withholding of future compensation to be paid to the Executive by the Bank. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

4. Benefits.

(a) The Executive shall be eligible to participate in any benefit plans or programs that the Bank provides to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical insurance and a deferred compensation plan.

(b) The Bank will take the steps necessary to cause ownership of the vehicle that Executive is being provided by Middleburg Financial Corporation on the date of this Agreement to be transferred to him. Executive shall also be provided a $600 monthly automobile allowance. Executive shall be responsible for all expenses related to the vehicle or any replacement thereof, including the cost of acquisition.

(c) The Bank will provide the Executive a monthly cellular telephone allowance in the amount of $100.00.

(d) The Bank shall maintain group term life insurance for the Executive with coverage two times Executive’s base salary, not to exceed a maximum coverage of $500,000, and provide a split dollar life insurance benefit of $200,000, while the Executive remains employed.

5. Reimbursement of Expenses. Executive shall be reimbursed upon Executive’s incurring reasonable and approved business expenses in connection with the performance of his duties, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging, and other business expenses incurred by the Executive. The Bank reserves the right to review these expenses and determine, in its sole discretion, whether to approve the expense and whether future reimbursement of such expenses to the Executive will continue without prior approval by the Board of Directors of the Bank or their designees. In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which the Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.

6. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. The Executive’s spouse, if she survives the Executive, or, if not, the Executive’s estate shall receive (A) any unpaid base salary for time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than 30 days thereafter; (B) any incentive or annual bonus compensation earned prior to termination but not yet paid as of the date of termination, payable on the earlier of (i) the thirtieth (30th) day after the date of termination, or (ii) when otherwise due; (C) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (A) – (C) collectively are referred to as the “Accrued Obligations”). If the Bank determines that Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s assigned duties. In the event of a termination due to “Incapacity,” the Bank shall pay the Accrued Obligations to the Executive. For purposes of this Agreement, “Incapacity” shall occur if the Executive is suffering a physical or mental impairment that renders the Executive unable to perform the essential functions of the Position, and such impairment exists for six months within any twelve month period. Notwithstanding any other provision in this Agreement, the Bank shall comply with all requirements of the Americans with Disabilities Act. Further, if the Executive’s employment is terminated due to death or “Incapacity,” then no payments (other than the Accrued Obligations) shall be owed or paid under Section 7(a) or Section 9(a).

(b) Termination by Bank With or Without Cause. The Bank may terminate the Executive’s employment during the term of this Agreement, with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful misconduct in connection with the performance of the Executive’s duties;

(ii) the Executive’s misappropriation or embezzlement of funds or material property of the Bank or any affiliate;

(iii) the Executive’s fraud or dishonesty with respect to the Bank or any affiliate;

(iv) the Executive’s failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), or the Executive’s failure to follow reasonable instructions or policies of the Bank, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Bank in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) days;

(v) the Executive’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude; or

(vi) the Executive’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior generally applicable to officers of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) days;

(vii) the Executive’s breach of any fiduciary duty owed to the Bank or its affiliates; or

(viii) the Executive’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of the Bank, in material injury to the Bank, monetarily or otherwise.

(c) Termination by Executive for Good Reason. The Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material reduction in the Executive’s base salary or not allowing Executive to participate in any incentive compensation plan in the same manner as other management personnel who are similarly situated; or

(ii) a permanent demotion of the Executive and diminution in duties that requires Executive to perform continued duties materially inconsistent with the Executive’s Position, authority, duties or responsibilities as contemplated by Section 1 hereof; or

(iii) the relocation of the Executive to any other primary place of employment more than 75 miles from Executive’s primary place of employment in Middleburg, Virginia as of the date of this Agreement, without the Executive’s express written consent to such relocation; or

(iv) a material breach of this Agreement by the Bank.

The Executive is required to provide notice to the Bank of the existence of a condition described in Section 6(c) above within a sixty (60) day period after the initial existence of the condition, and the Bank shall have thirty (30) days after notice to remedy the condition without liability. To trigger payment under this Section, the Executive must also terminate employment within 180 days after the occurrence of the event constituting “Good Reason.”

Notwithstanding the above, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Bank exists under Sections 6(b)(i)-(iii), (v), (vii) or (viii), or there is an isolated, insubstantial or inadvertent action by the Bank (provided that such action is remedied by the Bank); and shall not include any action by the Bank taken on or before the Effective Date of this Agreement.

7. Obligations Upon Termination.

(a) Without Cause; Good Reason. If either the Bank terminates the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, the Executive shall be entitled to (i) the Accrued Obligations (as defined in Section 6(a)), and (ii) upon Executive’s signing the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release, payment of severance in the amount of: (A) if termination occurs prior to the first anniversary of the Effective Date, six (6) months of the Executive’s base salary in effect at the time of termination, plus 50% of the target annual incentive for the year of the termination, less all applicable withholdings; or (B) if termination occurs after the first anniversary of the Effective Date, but not in connection with the expiration or non-renewal of the Initial Term or any Renewal Term, as set forth in sub-section (C) below, two weeks of base salary in effect at the date of termination per year of service (allowing credit for the Executive’s years of service at MFC), less all applicable withholdings, and capped at a maximum of twenty-six (26) weeks, with any such applicable severance payment related to sub-sections (A) or (B) to be paid over a six-month period in equal installments in accordance with the Bank’s normal payroll, commencing with the first regular payroll following the effective date of the Release; or (C) if termination occurs upon the expiration or non-renewal of the Initial Term or any Renewal Term, one year of the Executive’s base salary in effect at the date of the expiration or non-renewal, subject to all applicable withholdings, such severance payment to be payable over a twelve-month period in equal installments in accordance with the normal payroll of the Bank, commencing with the first regular payroll following the effective date of the Release.

(b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise to be made after the Executive’s termination of employment shall cease to be paid, and the Bank shall have no further obligation with respect thereto, in the event the Executive, without the consent of the Bank, engages in any activity prohibited in Section 7 or any of its sub-parts. In exchange for the benefits promised in this Agreement, and other valuable consideration, the Executive agrees that the Executive will not engage in “Competition” for a period of twelve (12) months after the Executive’s employment with the Bank ceases for any reason, including the expiration or nonrenewal of this Agreement at the end of the Initial Term or any Renewal Term. For purposes hereof, “Competition” means the Executive’s performing duties that are the same as or substantially similar to those duties performed by Executive for the Bank or its affiliates within twenty-four (24) months of the cessation of Executive’s employment, as an officer, a director, an employee, a partner or in any other capacity, within twenty-five (25) miles of the headquarters of ANB, Middleburg Trust or Middleburg Bank (or any Virginia headquarters of any successor of any of them in the event of a merger consummated as of the last day of employment) or within ten (10) miles of any branch office of the Bank (or any successor (as to its Virginia branches only) in the event of a merger consummated as of the last day of employment), as such locations exist as of the date Executive’s employment ceases, if those duties are performed for a bank of other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time Executive’s employment ceases.

(c) Non-Piracy. In exchange for the benefits promised in this Agreement and other valuable consideration, the Executive agrees that for a period of twenty-four (24) months after Executive’s employment ceases for any reason, including the expiration or nonrenewal of this Agreement at the end of the Initial Term or any Renewal Term, Executive will not, directly or indirectly, solicit, divert from the Bank or transact business with any “Customers” of the Bank with whom Executive had “Material Contact” during the last twenty-four (24) months of the Executive’s employment or about whom the Executive obtained information not known generally to the public while acting within the scope of his employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to those offered by the Bank at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank during the last twenty-four months of the Executive’s employment. “Customer” means any person or entity with whom the Bank had a depository or other contractual relationship, pursuant to which the Bank provided products or services within twenty-four months prior to the cessation of Executive’s employment.

(d) Non-Solicitation. In exchange for the benefits promised in this Agreement and other valuable consideration, the Executive agrees that for a period of twenty-four (24) months after employment ceases for any reason, including the expiration or nonrenewal of this Agreement at the end of the Initial Term or any Renewal Term, Executive will not, directly or indirectly, hire any person employed by the Bank or solicit for hire or induce any person to terminate their employment with the Bank, if the purpose is to compete with the Bank. The parties agree that the Executive will not be in violation of this sub-paragraph (d) if he has no personal involvement, directly or indirectly, in the hiring, solicitation or inducement of the Bank’s employee(s), as referenced above.

(e) For Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause or if the Executive terminates employment other than for Good Reason, this Agreement shall terminate without any further obligation of the Bank to the Executive other than the payment to the Executive of the Accrued Obligations.

(f) Remedies. The Executive acknowledges that the covenants set forth in Sections 7 and 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Bank. The Executive further acknowledges that if the Executive breaches or threatens to breach any provision of Sections 7 and 8, the Bank’s remedies at law will be inadequate, and the Bank will be irreparably harmed. Accordingly, the Bank shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Bank from pursuing all available legal and equitable remedies, and being entitled to all reasonable attorney’s fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Sections 7 or 8.

8. Confidentiality. As an employee of the Bank, the Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank and/or its affiliates and subsidiaries, and the Executive acknowledges a fiduciary duty owed to the Bank and its affiliates and subsidiaries not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank, its affiliates and subsidiaries or their customers that is not generally known to the public or generally in the banking industry. The Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Bank; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Executive from performing any duty or obligation that shall arise as a matter of law. Specifically, the Executive shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Executive’s right and ability to provide information to any federal, state or local agency. In the event the Executive is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, the Executive shall promptly provide the Bank with notice of the same and either receive approval from the Bank to make the disclosure or cooperate with the Bank in the Bank’s effort, at its sole expense, to avoid disclosure.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•	Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9. Termination After Change of Control.

(a) Without Cause or for Good Reason. Without Cause or for Good Reason. If Executive’s employment is involuntarily terminated without Cause within one (1) year after a Change of Control shall have occurred or if the Executive resigns for Good Reason within one (1) year after a Change of Control shall have occurred, then the Bank shall pay to Executive as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld), (i) the Accrued Obligations, and (ii) following Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release, payment of severance in the amount of one year of base salary in effect as of the date of termination, payable over a twelve-month period in equal installments in accordance with the Bank’s normal payroll, commencing with the first regular payroll following the effective date of the Release.

(b) It is the intention of the parties that no payment be made or benefit provided to the Executive pursuant to this Agreement or any other agreement between the Executive and the Bank or ANC that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder (“Code Section 280G”), thereby resulting in a loss of an income tax deduction by the Bank or ANC or the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code. If the independent accountants serving as auditors for the Bank on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by the Bank) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on such change of control, would be nondeductible by the Bank under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between the Executive and the Bank and ANC will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Any reduction of benefits or payments required to be made under this Section 9(b) shall be taken in the following order: first from cash compensation, on a pro rata basis, and then from stock compensation, on a pro rata basis.

(c) Superseding Provisions. The benefits and payments set forth in Section 9(a) that may be due in connection with a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a). The benefits and payments due under Section 9(a) replace those in Section 7(a), and are not cumulative thereof.

(d) For Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause or if the Executive voluntarily terminates his employment other than for Good Reason, within one (1) year after a Change of Control, this Agreement shall terminate without any further obligation of the Bank to the Executive other than the payment to the Executive of the Accrued Obligations.

10. Change of Control Defined. For purposes of this Agreement, other than Section 9(b), a “Change of Control” occurs if, after the Effective Date, (i) any person, including persons acting as a group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of ANC securities having 50% or more of the combined voting power of the then outstanding ANC securities that may be cast for the election of ANC’s directors other than a result of an issuance of securities initiated by ANC, or open market purchases approved by the Board of Directors of ANC, as long as the majority of the Board of Directors of ANC approving the purchases is a majority at the time the purchases are made; (ii) during any 12-month period, as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of ANC before such events cease to constitute a majority of the Board of Directors of ANC, as applicable, or any successor’s board. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) – (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. The above definition of Change of Control is intended to, and shall be interpreted in a manner as to, comply with the requirements of Code Section 409A. For the avoidance of any doubt, for all purposes under this Agreement other than Section 9(b), a Change of Control shall not include the Merger or any related transaction.

11. Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or any of its subsidiaries (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Bank. The Documents (and any copies) shall be returned to the Bank upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Bank or its designee may specify.

12. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

13. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

14. Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties further agree that venue, in the event a dispute not otherwise governed by arbitration pursuant to Section 21, shall be exclusively in the Circuit Court of the City/County of Fairfax, Virginia, or the applicable federal court for that City/County, at the sole option of the Bank, and Executive agrees not to object to venue.

15. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

16. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

17. Binding Effect. This Agreement shall be binding upon the Executive and on the Bank, its successors and assigns effective on the Effective Date subject to the approval by the Board of Directors of the Bank. The Bank will require any successor to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. This Agreement shall be freely assignable by the Bank.

18. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Bank. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Bank agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

19. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with the Bank or the Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Bank thereafter on the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death.

(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(g) Notwithstanding any of the provisions of this Agreement, the Executive shall be solely liable, and the Bank shall not be liable in any way to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

20. Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither the Bank nor any subsidiary shall be obligated to make, and the Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to the Bank or the subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System.

21. Arbitration of Disputes.

(a) Agreement to Arbitrate. Any dispute regarding, relating to, or arising in connection with the employment of the Executive by the Bank (other than claims for workers’ compensation, unemployment insurance, administrative claims before the National Labor Relations Board, the Equal Employment Opportunity Commission , or any other parallel state or local agency, claims which relate to or arise out of an alleged breach of Section 7(b)-(g) of this Agreement, or any matter expressly exempted from arbitration by law), or regarding the interpretation, enforcement, or alleged violation of this Agreement, shall be resolved exclusively by final and binding arbitration in the Commonwealth of Virginia, pursuant to the Employment Arbitration Rules of the American Arbitration Association, upon a request submitted in writing within thirty (30) days from the date that the dispute first arose or within thirty (30) days from the effective date of the Executive’s termination of employment with the Bank, whichever date is earlier; provided, however, that if the Executive’s claim arose under a statute providing for a longer time to file a claim, then that statute shall govern. The Executive understands and acknowledges that he will not be allowed to bring his claim before a court or a jury, but that it will be heard solely in arbitration. Further, the Executive or the Bank may demand arbitration of any such dispute upon written notice to the other, sent by certified mail with return receipt requested, which notice shall include a detailed description of the dispute, a statement of the date the dispute first arose, and a statement of the relief requested. Any failure to timely demand arbitration shall constitute a waiver of all rights to raise or present any claims in any forum arising out of any dispute that was subject to arbitration. The limitations period set forth in this Section shall not be subject to tolling, equitable or otherwise.

(b) Selection of Arbitrator. All disputes that are subject to arbitration shall be resolved by a final and binding arbitration which shall be conducted by a single arbitrator to be selected as follows: the Executive and the Bank will obtain a list of five arbitrators from the American Arbitration Association, each of whom will have experience in arbitrating employment disputes. Upon receipt of this list, the Executive and the Bank will each strike from the list two arbitrators, leaving the remaining arbitrator as the parties’ decision maker, unless the parties mutually agree to an otherwise acceptable arbitrator. The Executive shall be the first to strike two arbitrators from the list. The arbitration hearing shall be held in Fairfax County, Virginia at a neutral location selected by the parties or, in the event the parties are unable to agree, at a location designated by the arbitrator.

(c) Authority of Arbitrator. The arbitrator shall only be authorized to exercise the powers specifically enumerated by this section and to decide the dispute in accordance with governing principles of law and equity. The arbitrator shall have no authority to modify the powers granted by the terms of this section or to modify the terms of this Agreement, except as required by law. The arbitrator shall have the authority to rule on motions by the parties, to issue protective orders upon motion of any party or third party, and to determine only the disputes submitted by the parties based upon the grounds presented. Any dispute or argument not presented by the parties is outside the scope of the arbitrator’s jurisdiction and any award invoking such disputes or arguments is subject to a motion to vacate; provided, however, the arbitrator shall have exclusive authority to resolve any dispute relating to the validity, interpretation, and enforcement of this Agreement.

(d) Opinion and Award. The arbitrator shall issue a written opinion and award. The arbitrator’s opinion and award must be signed and dated, and shall be issued within ninety (90) days of closing arguments or the receipt of post hearing briefs, whichever is later. The arbitrator’s opinion and award shall decide all issues submitted. The arbitrator’s opinion and award shall set forth the legal principles supporting each part of the opinion. The arbitrator shall only be permitted to award those remedies in law or equity which are requested by the parties and which he determines to be supported by the credible, relevant evidence.

(e) Enforcement of the Arbitrator’s Award. The opinion and award of the arbitrator shall be final and binding on the parties, and it may be confirmed, enforced, corrected, or vacated by either party only to the extent authorized by applicable law.

(f) Fees and Costs. Each party shall be responsible for its own attorney’s fees, except as provided by law, and for all costs associated with discovery unless otherwise ordered by the arbitrator. Each party shall also be responsible for one-half of the arbitrator’s fee and one-half of any costs associated with the facilities for the arbitration hearing.

22. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and, upon the Effective Date, it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement, including but not limited to the Executive’s Employment Agreement with MFC, dated April 28, 2010, and any amendments thereto. Executive expressly waives all rights and entitlements, if any, under the Employment Agreement with MFC, dated April 28, 2010, and any amendments thereto, including but not limited to any rights under Section 11 thereunder, and further waives all rights under any current split dollar life insurance arrangement (other than the split dollar life insurance benefit referenced in Section 4(d) above), including the Split Dollar Insurance Agreement, effective April 1, 2009, between Middleburg Bank and Executive.

23. Survivability. The provisions of Section 7 and 8 shall survive the termination, expiration or non-renewal of this Agreement.

24. Title. The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.

Signature Block on Next Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

ACCESS NATIONAL BANK

Date:	October 21, 2016	By:	/s/ Michael W. Clarke
Its Chief Executive Officer

JEFFREY H. CULVER

Date:	October 21, 2016	/s/ Jeffrey H. Culver

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